EXHIBIT 99.1

    MARTIN MIDSTREAM PARTNERS L.P.
ANNOUNCES ADD-ON OFFERING OF $150 MILLION
OF 7.250% SENIOR NOTES DUE 2021
KILGORE, TX, March 14, 2014 (Global Newswire) - Martin Midstream Partners L.P. (NASDAQ: MMLP) (the “Partnership”) announced today that it and its wholly-owned subsidiary, Martin Midstream Finance Corp., intend to offer $150 million in aggregate principal amount of 7.250% senior unsecured notes due 2021 (the “additional notes”) in a private offering. The additional notes are being offered as an additional issue of our outstanding 7.250% senior notes due 2021, originally issued in an aggregate principal amount of $250 million on February 11, 2013 in a private offering and later exchanged into registered notes (the “existing notes”). The additional notes will be issued under the same indenture as the existing notes and are part of the same series and will have identical terms, other than the issue date and issue price, except that the additional notes will initially be subject to restrictions on transfer under applicable securities laws. The Partnership intends to use the net proceeds from this offering to repay borrowings under its revolving credit facility that it will borrow to pay the redemption price of approximately $182.8 million on its 8.875% notes due 2018 that have been called for redemption.
The additional notes have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Partnership plans to offer and sell the additional notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.
This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the additional notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the additional notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
Forward-Looking Statements
Statements in this release other than historical facts are forward-looking statements. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Partnership’s control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Joe McCreery,
Vice President - Finance & Head of Investor Relations,
Martin Midstream Partners L.P.
Phone: (903) 988-6425
joe.mccreery@martinmlp.com